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                                                                     EXHIBIT 3.3



                             ARTICLES OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       ELECTRONICS ACCESSORY SPECIALISTS
                              INTERNATIONAL, INC.



         Electronics Accessory Specialists International, Inc., a Delaware corporation (the "Company"), pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "Act"), hereby adopts the following Articles of Amendment to its Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto:

                                    ARTICLE I

         The name of the Corporation is Electronics Accessory Specialists International, Inc.

                                   ARTICLE II

         The first paragraph of Article 4.A of the Company's Certificate of Incorporation, as amended, shall be amended so that it reads its entirety as follows:

         4.A. General. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 25,000,000, 20,000,000 of which will be shares of common stock, having a par value of $0.01 per share, and 5,000,000 of which will be preferred stock, having a par value of $0.01 per share.

                                   ARTICLE III

         The amendments made by these Articles of Amendment have been effected in conformity with the provisions of the Act, and the amendment made by these Articles of Amendment (the "Amendment") were duly adopted pursuant to Section 228 of the Act (a) by a majority of the stockholders of the Corporation by written consent dated as of August 29, 1997, (b) a majority of the holders of the Series B Preferred Stock, by written consent dated as of August 29, 1997, and (c) all of the directors of the Corporation by written consent dated as of August 29, 1997.

                                    ARTICLE V

         The number of shares of common stock outstanding is 105,547; the number of shares of common stock entitled to vote on the Amendments was 105,547. The holders of 62,288 (59.02%) shares of common stock outstanding and entitled to vote on the Amendment consented to the Amendment. The number of shares of Series B Preferred Stock outstanding is 4,186; the number


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of shares of Series B Preferred Stock entitled to vote on the Amendment was
4,186. The holders of 3,225 (75.94%) shares of Series B Preferred Stock outstanding and entitled to vote on the Amendment consented to the Amendment. There is no Series A Preferred Stock outstanding.

         No other class of common or preferred stock of the Company was entitled to vote on the Amendment.

         Dated as of the 10th day of September, 1997.

                                         ELECTRONICS ACCESSORY
                                         SPECIALISTS INTERNATIONAL, INC.



                                         By: /s/ CHARLES R. MOLLO
                                            ----------------------------------
                                            Charles R. Mollo,
                                            President











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